Staffing 360 Solutions Names Peter J. Goldstein as Chairman

Highly Experienced Financial Services Executive Selected to Drive Company’s International Consolidation Strategy

New York, NY – March 25, 2013 – Staffing 360 Solutions, Inc. (OTCQB: STAF), an emerging growth public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare and banking industries, today announced that Peter J. Goldstein has been elected Chairman of the Board of Directors of the company. The announcement, made by Allan Hartley, Chief Executive Officer for Staffing 360 Solutions, noted that in addition to Mr. Goldstein’s position as Chairman, he also assumes the position of Treasurer and Secretary of the company.

“Peter Goldstein is a world class M&A executive whose advisory activities to date on behalf of the company have been enormously effective,” stated Mr. Hartley. “We believe that his more active involvement as Chairman will accelerate the execution of our consolidation strategies, both in the U.S. and internationally.”

As a seasoned financier and entrepreneur with over 25 years of experience, Mr. Goldstein has been chief architect, placement agent and Investment Banker with extensive domestic, international and multinational cross border M&A activity and capital raises throughout his career. He has actively participated in capital formation that includes initial public offerings (IPO), alternative public offerings (APO), and private placements by effectively raising funds for companies in diverse industries where his strengths in M&A, strategic planning and transaction structuring were utilized. Mr. Goldstein is currently Principal and Co-Founder of TRIG Capital Group. He is also the founder, Chairman and CEO of Grandview Capital Partners, Inc. operating as an office of supervisory jurisdiction at Blackwall Capital Markets, Inc., a FINRA registered Broker Dealer and investment bank.

“I have known Peter in a number of capacities over the last several years,” noted A.J. Cervantes, President of Staffing 360 Solutions. “First as Chairman of Grandview, and more recently as Co-Founder with me of TRIG Capital Group, our burgeoning private equity firm. With a broad array of strengths ranging from financial architect and innovative financier to an extraordinary work ethic and team builder, he is the kind of executive with the strength, experience and intelligence who can drive the company’s worldwide growth.”

“It is clear to me that Staffing 360 Solutions has the potential to become a preeminent force in the staffing industry in the U.S. and internationally,” said Mr. Goldstein. “Working side-by-side with the senior management of Staffing 360 I look forward to executing the pipeline of accretive acquisitions we have developed to date and positioning Staffing 360 Solutions as an emerging growth public company that can deliver superior results as part of our commitment to growth in revenue, earnings and, ultimately, shareholder value.”

Mr. Goldstein launched his career as an entrepreneur and has served as a Director, Chief Executive Officer, Advisor and a consultant to public, private and emerging companies within the United States and international markets since 1996. Mr. Goldstein has an MBA in International Business from the University of Miami and holds the Series 7, 24, 79, 99 and 66 registrations with FINRA. He is also a member of the National Investment Banking Association.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is an emerging public company in the international staffing sector that intends to acquire high-growth domestic and international staffing agencies. As part of its highly targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and banking industries. The Company believes the staffing industry offers significant opportunity to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to a minimum of $250 million. The initial acquisition profile is $10 million to $75 million in revenues, a minimum of $1 million EBITDA with a concentration on professional staffing services, which generate higher margins. www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

A.J. Cervantes, President

Staffing 360 Solutions, Inc.

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com